Medicis and Ipsen Announce Submission of Reloxin in Aesthetics to the FDA
Wednesday December 5, 11:00 pm ET
SCOTTSDALE, Ariz. and PARIS, Dec. 5, 2007 (PRIME NEWSWIRE) — Medicis (NYSE:MRX — News) and Ipsen (Euronext: FR0010259150; IPN) today announced the submission of a Biologics License Application (“BLA”) for the botulinum toxin type A, Reloxin(R)(1), in aesthetics to the U.S. Food and Drug Administration’s (“FDA’s”) Division of Dermatology and Dental Products, within the Center for Drug Evaluation and Research. Medicis anticipates a response from FDA in approximately 10 months following FDA’s receipt of the Reloxin(R) submission.
According to the American Society for Aesthetic Plastic Surgery, injections of botulinum toxin type A were the number one non-surgical procedure in 2006, with over 3 million total procedures. Current growth estimates in botulinum toxin type A in dollars are estimated to be in excess of 20 percent over the prior year. This translates into a retail U.S. aesthetic market of approximately $300 million-$400 million(2).
“We are extremely pleased to announce the submission of the BLA for Reloxin(R) with FDA,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “Our team has dedicated many hours compiling what we believe to be a strong submission for an important product. The primary clinical studies included 83 investigator sites and approximately 3,250 patients. Congratulations to the Medicis team and our talented consultants who worked tirelessly to achieve our submission. Our shareholders owe these persons a tremendous debt of gratitude for their extraordinary efforts. We appreciate the support given to us by our colleagues at Ipsen, and look forward to a continued excellent relationship with them as we prepare for the potential of commercializing Reloxin(R) in the growing, multi-million dollar aesthetic botulinum toxin market in the U.S.”
Jean-Luc Belingard, Chairman and Chief Executive Officer of Ipsen, stated, “The submission of the Reloxin(R) dossier to the FDA by our partner Medicis is an important milestone for Ipsen’s future growth, and we are very pleased that such an important project was carried out in a rigorous and timely manner. Both Ipsen and Medicis are dedicated to bring this product to market, so that Reloxin(R) may be a success in the U.S.”
In March 2006, Ipsen granted Medicis the rights to develop, distribute and commercialize Ipsen’s botulinum toxin product in the United States, Canada and Japan for aesthetic use by physicians. Upon FDA’s acceptance of the Reloxin(R) submission, Medicis will pay Ipsen approximately $25 million in accordance with the agreement between the parties.
About Ipsen’s Botulinum Toxin Type A
As of October 2007, Ipsen’s botulinum toxin type A, developed in the field of aesthetic medicine in the U.S., Canada and Japan under the trademark Reloxin(R), is approved for aesthetic indications in 21 countries: Argentina, Australia, Belarus, Brazil, Columbia, Ecuador, Egypt, Germany, Honduras, Israel, Kazakhstan, Mexico, Moldova, New Zealand, Philippines, Slovak Republic, Ukraine, Uruguay, Venezuela, Vietnam, and Russia (in Russia, it is the first botulinum toxin type A approved in this field). Ipsen is also pursuing regulatory approval for medical indications for the product in certain additional key international markets.
Dysport(R) is a neuromuscular blocking toxin which acts to block acetylcholine release, hence reducing muscular spasm was initially developed for the treatment of motor disorders and various forms of muscular spasticity, including cervical dystonia (a chronic condition in which the neck is twisted or deviated), spasticity of the lower limbs (heal) in children with cerebral palsy, blepharospasm (involuntary eye closure) and hemifacial spasm. It was later developed for the treatment of a wide variety of neuromuscular disorders and aesthetic medicine. Dysport(R) was originally launched in the United Kingdom in 1991 and has marketing authorisations in over 70 countries (at 31 December 2006). Ipsen has just recently submitted a BLA for Dysport(R) in cervical dystonia to the FDA.
About Medicis

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the prescription brands RESTYLANE(R) (hyaluronic acid), PERLANE(R) (hyaluronic acid), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), PLEXION(R) (sodium sulfacetamide/sulfur), SOLODYN(R) (minocycline HCl, USP) Extended Release Tablets, TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide) Cream, 0.05%, VANOS(R) (fluocinonide) Cream, 0.1%, SYNALAR(R) (fluocinolone acetonide), and ZIANA(R) (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL(R) (sodium phenylbutyrate) and AMMONUL(R) (sodium phenylacetate/sodium benzoate), prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA(R). For more information about Medicis, please visit the Company’s website at http://www.medicis.com.
About Ipsen
Ipsen is an innovation driven international specialty pharmaceutical group with over 20 products on the market and a total worldwide staff of nearly 4,000. The company’s development strategy is based on a combination of products in targeted therapeutic areas (oncology, endocrinology and neuromuscular disorders) which are growth drivers, and primary care products which contribute significantly to its research financing. This strategy is also supported by an active policy of partnerships. The location of its four Research and Development centres (Paris, Boston, Barcelona, London) gives the Group a competitive edge in gaining access to leading university research teams and highly qualified personnel. In 2006, R&D expenditure was E178.3 million, i.e. 20.7% of consolidated sales, which amounted to E861.7 million while total revenues amounted to E945.3 million (in IFRS). 700 people in R&D are dedicated to the discovery and development of innovative drugs for patient care. Ipsen’s shares are traded on Segment A of Eurolist by Euronext™ (stock code: IPN, ISIN code: FR0010259150). Ipsen’s shares are eligible to the “Service de Reglement Differe” (“SRD”) and the Group is part of the SBF 250 index. From 24 December 2007, the Group will be part of the SBF 120 index. For more information on Ipsen, visit our website at http://www.ipsen.com.
Medicis Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including FDA’s acceptance of the Reloxin(R) submission, the timing associated with FDA’s response to the submission and the potential commercialization of Reloxin(R). These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended September 30, 2007, and other documents we file with the Securities and Exchange Commission. Forward-looking statements represent the judgment of Medicis’ management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. RESTYLANE(R) and PERLANE(R) are trademarks of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks are the property of Medicis or its Affiliates.
Ipsen Forward-Looking Statements

The forward-looking statements and targets contained herein are based on Ipsen’s management’s current views and assumptions. Such statements involve known and unknown risks and uncertainties that may cause actual results, performance or events to differ materially from those anticipated herein. Moreover, the Research and Development process involves several stages at each of which there is a substantial risk that the Group will fail to achieve its objectives and be forced to abandon its efforts in respect of a product in which it has invested significant sums. Therefore, the Group cannot be certain that favourable results obtained during pre-clinical trials will be confirmed subsequently during clinical trials, or that the results of clinical trials will be sufficient to demonstrate the safe and effective nature of the product concerned, or that the regulatory authorities will be satisfied with the data and the information provided by the Company. Ipsen expressly disclaims any obligation or undertaking to update or revise any forward looking statements, targets or estimates contained in this press release to reflect any change in events, conditions, assumptions or circumstances on which any such statements are based, unless so required by applicable law. Ipsen’s business is subject to the risk factors outlined in its information documents filed with the French Autorite des marches financiers.
(1) The proposed name for the product in the U.S. aesthetic market is Reloxin(R), and it is called Dysport(R) for medical and aesthetic markets outside the U.S.
(2) American Society for Aesthetic Plastic Surgery, Cosmetic Surgery National Data Bank Statistics, 2006 and Allergan company reports
Contact:
Medicis
Kara Stancell, Executive Director, Investor Relations and
  Corporate Communications
(602) 808-3854
kstancell@medicis.com
Ipsen
Didier Veron, Director, Public Affairs and Corporate
  Communications
  +33 (0)1 44 30 42 38
  Fax: +33 (0)1 44 30 42 04
  didier.veron@ipsen.com
David Schilansky, Investor Relations Officer
  +33 (0)1 44 30 43 31
  Fax: +33 (0)1 44 30 43 21
  david.schilansky@ipsen.com